UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 4, 2024

RESIDEO TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38635	82-5318796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16100 N. 71st Street, Suite 550 Scottsdale, Arizona	85254
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (480) 573-5340
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol:	Name of each exchange on which registered:
Common Stock, par value $0.001 per share	REZI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01.    Entry into a Definitive Material Agreement.

In connection with the resignation of Roger B. Fradin from the Board of Directors (the “Board”) of Resideo Technologies, Inc. (the “Company”) described under Item 5.02 below, the Company and Fradin Consulting, LLC (the “Advisor”), an entity owned by Mr. Fradin, entered into a Strategic Advisor Agreement (the “Advisor Agreement”). Under the Advisor Agreement, the Company will have access to advice and counsel of the Advisor regarding the Company’s business, strategy, customers, markets and opportunities. The Company will pay the Advisor an annual cash retainer fee of $500,000 for such services. The Advisor Agreement has an initial two-year term, and provides for further renewals. The Board also approved the continued vesting of the restricted stock unit issued to Mr. Fradin in June 2024, which is scheduled to vest on June 5, 2025, as if he had remained a director through such date.

Item 2.02.    Results of Operations and Financial Condition.

On November 7, 2024, the Company issued a press release announcing its third quarter 2024 earnings, which is furnished herewith as Exhibit 99. The information furnished pursuant to this Item 2.02, including Exhibit 99, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain     Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2024, the Company announced that Jay Geldmacher, the Company’s President and Chief Executive Officer, has informed the Company’s Board of Directors (the “Board”) of his intention to retire, following a CEO transition period. The Company announced that the Board is conducting a search for the Company’s next President and Chief Executive Officer, and that Mr. Geldmacher will remain in his position as the Company’s President and Chief Executive Officer until his successor is appointed, at which time Mr. Geldmacher will also resign from the Board.

In order to effectuate a smooth transition for the Company and the new CEO, the Board and Mr. Geldmacher agreed that Mr. Geldmacher will remain employed by the Company in the role of Senior Vice President, Executive Advisor, a non-officer role, for a period of six months following the date the new CEO commences employment as CEO or through September 30, 2025, whichever is later. During this transition period, Mr. Geldmacher will continue to receive his current annual base salary and be eligible for an annual incentive plan payout, including for 2025, which will be pro-rated and paid at target in the event the transition period ends during fiscal 2025. Mr. Geldmacher will also receive a pro-rated payout of his unvested restricted stock units and performance stock units, with vesting of the restricted stock units accelerated to the date of separation and pro-ration reflecting Mr. Geldmacher’s service through his separation from the Company. During the transition period, Mr. Geldmacher will continue to be eligible for the excess liability insurance benefit and annual executive physical program; however, effective immediately, he will no longer be covered under the executive severance plan.

On November 4, 2024, Roger B. Fradin, the Chairman of the Board, submitted his resignation from the Board, to be effective November 7, 2024. Mr. Fradin’s resignation is not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Fradin’s resignation, the Board appointed Andrew R. Teich, the Vice-Chairman of the Board, to serve as Chairman of the Board, effective November 8, 2024.

Item 9.01.    Financial Statements and Exhibits.

(d)Exhibits.

99	Resideo Technologies, Inc. Earnings Press Release dated November 7, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2024	RESIDEO TECHNOLOGIES, INC.

	By:	/s/ Jeannine J. Lane
	Name:	Jeannine J. Lane
	Title:	Executive Vice President, General Counsel and Corporate Secretary